Exhibit 4.25

Description of Capital Stock

Authorized Capital

The Company’s amended and restated certificate of incorporation (“Charter”) authorizes the Company to issue up to 1,750,000,000 shares of common stock, par value $.01 per share (“Common Stock”), and up to 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Common Stock

Voting Rights

Subject to any voting rights granted to Preferred Stock that may be outstanding from time to time, each share of the Common Stock is entitled to one vote per share on each matter submitted to a vote of the Company’s stockholders. The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote, and present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders. The holders of a plurality of the shares of Common Stock entitled to vote and present in person or represented by proxy at any meeting at which a quorum is present called for the purpose of electing directors will be entitled to elect the directors of the Company. The Charter and the Company’s bylaws (“Bylaws”) do not provide for cumulative voting.

Dividend Rights

Subject to the preferences applicable to any Preferred Stock outstanding at any time, if any, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

No Preemptive Rights

No holder of Common Stock has any preemptive right to subscribe for any shares of the Company’s capital stock issuable in the future.

No Sinking Fund Provisions

There are no sinking fund provisions applicable to the Common Stock.

Liquidation Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, if the Company is liquidated, dissolved or wound up, in each case whether voluntarily or involuntarily, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Preferred Stock

As of the date hereof, no shares of Preferred Stock are outstanding. The Charter provides that the Board may, by resolution, establish one or more classes or series of Preferred Stock having the number of shares and voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof as may be fixed by them without further stockholder approval. The holders of any such Preferred Stock may be entitled to preferences over holders of Common Stock with respect to dividends, or upon a liquidation, dissolution, or the Company’s winding up, in such amounts as are established by the resolutions of the Board approving the issuance of such shares.

Anti-Takeover Provisions

Authorized but Unissued Capital Stock

The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by applicable listing standards. The issuance of such capital stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the holders.

Delaware Anti-Takeover Law

The Company is subject to Section 203 of the Delaware General Corporation Law, which provides that if a person acquires 15% or more of the Company’s voting stock, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the Board approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the Company’s outstanding voting stock at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the Board and by the affirmative vote at a meeting, not by written consent, of stockholders of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board.

Stockholder Action

The Charter provides that, except as otherwise required by applicable law, special meetings of the stockholders may only be called by or at the direction of the majority of the total number of directors that the Company would have if there were no vacancies and may not be called by any other person or persons. The Charter and Bylaws provide that holders of the Common Stock will not be able to act by written consent without a meeting.

The Bylaws also include advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the outstanding voting securities.

Transfer Agent and Registrar

The transfer agent for the Common Stock is Computershare Trust Company, N.A.

Listing of Common Stock

The Company has applied and been approved to list its Common Stock on the Nasdaq Global Select Market. Trading under the symbol “FYBR” is expected to begin on or about May 4, 2021.

The descriptions of the Charter and Bylaws are qualified in their entirety by the full text of the Charter and Bylaws, copies of which have been filed with the SEC.